WASTE CONNECTIONS REPORTS SECOND QUARTER 2021 RESULTS AND RAISES FULL YEAR OUTLOOK

-	Continued momentum from higher solid waste pricing and volumes, along with tailwinds from higher recovered commodity values, drive outsized results and increased full year outlook
-	Revenue of $1.534 billion, up 17.5% year over year
-	Reports 11.4% solid waste price + volume growth, exceeding outlook
-	Net income(a) of $177.0 million, and adjusted EBITDA(b) of $484.9 million, or 31.6% of revenue, exceeding outlook and up 140 basis points year over year
-	Net income and adjusted net income(b) of $0.68 and $0.81 per share, respectively
-	Year to date net cash provided by operating activities of $848.5 million and adjusted free cash flow(b) of $585.8 million, or 20.0% of revenue and up 18.5% year over year
-	Provides full year 2021 outlook for revenue of approximately $5.975 billion, net income of approximately $690 million, adjusted EBITDA(b) of approximately $1.875 billion, net cash provided by operating activities of approximately $1.666 billion, and adjusted free cash flow(b) of approximately $1 billion

TORONTO, ONTARIO, August 4, 2021 - Waste Connections, Inc. (TSX/NYSE: WCN) (“Waste Connections” or the “Company”) today announced its results for the second quarter of 2021.

“Broad-based strength drove an across the board beat in the second quarter, positioning us to raise our outlook for the full year.  Revenue and adjusted EBITDA(b) in Q2 increased 17.5% and 23.0%, respectively, over the prior year primarily as a result of continued improvement in solid waste pricing and volume growth, and strength in recovered commodity values.  These trends drove year to date adjusted EBITDA(b) margin expansion of 110 basis points and adjusted free cash flow(b) of over $585 million, up 18.5% year over year,” said Worthing F. Jackman, President and Chief Executive Officer.  “Given the strength of our results in the first half of the year and expected continuing momentum and margin expansion from these trends, we believe we are on track to report approximately $5.975 billion of revenue and $1.875 billion of adjusted EBITDA(b) in 2021, exceeding our initial outlook provided in February.  More importantly, full year adjusted free cash flow(b) is also pacing ahead of initial expectations and is now estimated at approximately $1 billion, or 53% of adjusted EBITDA(b).”

Mr. Jackman continued, “2021 also has the potential to be another outsized year of acquisition activity.  Year to date, we have signed or closed 14 acquisitions with total annualized revenue of approximately $115 million, including $75 million of franchise operations in California, Nevada and Oregon expected to close later this year.  We continue to see record amounts of seller interest driving elevated acquisition dialogue and, as communicated throughout the year, expect closings related to most of this activity to be more weighted to the second half of the year.  Our recently expanded credit facility and continuing balance sheet strength provide the flexibility to fund outsized acquisition activity along with an increasing return of capital to shareholders.”

Q2 2021 Results

Revenue in the second quarter totaled $1.534 billion, up from $1.306 billion in the year ago period.  Operating income was $266.8 million, which included $6.4 million in fair value accounting changes to equity awards and $6.1 million of impairments and other operating items.  This compares to operating loss of $232.4 million in the second quarter of 2020, which included $437.3 million in impairments primarily related to a decrease in property, plant and equipment at certain E&P waste landfills.  Net income in the second quarter was $177.0 million, or $0.68 per share on a diluted basis of 261.4 million shares.  In the year ago period, the Company reported net loss of $227.1 million, or $0.86 per share on a diluted basis of 263.0 million shares.

Adjusted net income(b) in the second quarter was $210.9 million, or $0.81 per diluted share, versus $158.0 million, or $0.60 per diluted share, in the prior year period.  Adjusted EBITDA(b) in the second quarter was $484.9 million and 31.6% of revenue, as compared to $394.3 million and 30.2% of revenue in the prior year period.  Adjusted net income, adjusted net income per diluted share and adjusted EBITDA, all non-GAAP measures, primarily exclude impairments and acquisition-related items, as reflected in the detailed reconciliations in the attached tables.

Six Months Year to Date Results

For the six months ended June 30, 2021, revenue was $2.930 billion, up from $2.658 billion in the year ago period.  Operating income, which included $7.3 million primarily related to fair value accounting changes to equity awards and $6.7 million in impairments and other operating items, was $505.2 million, as compared to operating loss of $15.4 million for the same period in 2020, which included $445.2 million primarily related to impairments and other operating items.

Net income for the six months ended June 30, 2021 was $337.4 million, or $1.29 per share on a diluted basis of 262.3 million shares.  In the year ago period, the Company reported net loss of $84.0 million, or $0.32 per share on a diluted basis of 263.4 million shares.

Adjusted net income(b) for the six months ended June 30, 2021 was $396.3 million, or $1.51 per diluted share, compared to $328.5 million, or $1.25 per diluted share, in the year ago period. Adjusted EBITDA(b) for the six months ended June 30, 2021 was $918.1 million and 31.3% of revenue, up from $802.8 million and 30.2% in the prior year period.

Updated 2021 Outlook

Waste Connections also updated its outlook for 2021, which assumes no change in the current economic environment or underlying economic trends, including as a result of or related to impacts from the COVID-19 pandemic or the Delta variant of the coronavirus.  The Company’s outlook excludes any impact from additional acquisitions that may close during the year, and expensing of transaction-related items.  The outlook provided below is forward looking, and actual results may differ materially depending on risks and uncertainties detailed at the end of this release and in our periodic filings with the U.S. Securities and Exchange Commission and the securities commissions or similar regulatory authorities in Canada. Certain components of the outlook for 2021 are subject to quarterly fluctuations.  See reconciliations in the attached tables.

-	Revenue is estimated to be approximately $5.975 billion, as compared to our original revenue outlook of approximately $5.800 billion.
-	Net income is estimated to be approximately $690 million, and adjusted EBITDA(b) is estimated to be approximately $1.875 billion, or about 31.4% of revenue, as compared to our original adjusted EBITDA(b) outlook of $1.800 billion or 31.0% of revenue.
-	Capital expenditures are estimated to be approximately $675 million, as compared to our original capital expenditures outlook of approximately $625 million.
-	Net cash provided by operating activities is estimated to be approximately $1.666 billion, as compared to our original outlook of $1.575 billion, and adjusted free cash flow(b) is estimated to be approximately $1 billion, or about 16.7% of revenue, as compared to our original adjusted free cash flow(b) outlook of approximately $950 million or 16.4% of revenue.

Q2 2021 Earnings Conference Call

Waste Connections will be hosting a conference call related to first quarter earnings on August 5th at 8:30 A.M. Eastern Time.  A live audio webcast of the conference call can be accessed by visiting investors.wasteconnections.com and selecting “News & Events” from the website menu. Alternatively, listeners may access the call by dialing 800-908-8370 (within North America) or 312-281-1211 (international) approximately 10 minutes prior to the scheduled start time; a passcode is not required.  A replay of the conference call will be available until August 12, 2021, by calling 800-633-8284 (within North America) or 402-977-9140 (international) and entering Passcode #21995717.

Waste Connections will be filing a Form 8-K on EDGAR and on SEDAR (as an "Other" document) prior to markets opening on August 5th, providing the Company's third quarter 2021 outlook for revenue, price plus volume growth for solid waste, and adjusted EBITDA(b).

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(a) All references to "Net income" refer to the financial statement line item "Net income attributable to Waste Connections".

(b) A non-GAAP measure; see accompanying Non-GAAP Reconciliation Schedule.

About Waste Connections

Waste Connections is an integrated solid waste services company that provides non-hazardous waste collection, transfer and disposal services, along with resource recovery primarily through recycling and renewable fuels generation.  The Company serves more than seven million residential, commercial and industrial customers in mostly exclusive and secondary markets across 43 states in the U.S. and six provinces in Canada.  Waste Connections also provides non-hazardous oilfield waste treatment, recovery and disposal services in several basins across the U.S., as well as intermodal services for the movement of cargo and solid waste containers in the Pacific Northwest.  For more information, visit Waste Connections at wasteconnections.com.

Environmental, Social and Governance

Waste Connections views its Environmental, Social and Governance (“ESG”) efforts as integral to its business, with initiatives consistent with its objective of long-term value creation.  In 2020, the Company introduced long-term, aspirational ESG targets and committed over $500 million for investments to meet or exceed such sustainability targets. These investments primarily focus on reducing emissions, increasing resource recovery of both recyclable commodities and clean energy fuels, reducing reliance on off-site disposal for landfill leachate, further improving safety through reduced incidents and enhancing employee engagement through improved voluntary turnover and Servant Leadership scores.  For more information, visit the Waste Connections website at wasteconnections.com/sustainability.

Safe Harbor and Forward-Looking Information

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995 ("PSLRA"), including "forward-looking information" within the meaning of applicable Canadian securities laws. These forward-looking statements are neither historical facts nor assurances of future performance and reflect Waste Connections' current beliefs and expectations regarding future events and operating performance. These forward-looking statements are often identified by the words "may," "might," "believes," "thinks," "expects," "estimate," "continue," "intends" or other words of similar meaning. All of the forward-looking statements included in this press release are made pursuant to the safe harbor provisions of the PSLRA and applicable securities laws in Canada. Forward-looking statements involve risks and uncertainties. Forward-looking statements in this press release include, but are not limited to, statements about expected 2021 financial results, outlook and related assumptions, potential growth and margin expansion, potential acquisition activity and return of capital to shareholders. Important factors that could cause actual results to differ, possibly materially, from those indicated by the forward-looking statements include, but are not limited to, risk factors detailed from time to time in the Company's filings with the SEC and the securities commissions or similar regulatory authorities in Canada.  You should not place undue reliance on forward-looking statements, which speak only as of the date of this press release.  Waste Connections undertakes no obligation to update the forward-looking statements set forth in this press release, whether as a result of new information, future events, or otherwise, unless required by applicable securities laws.

– financial tables attached –

CONTACT:

Mary Anne Whitney / (832) 442-2253 Joe Box / (832) 442-2153

maryannew@wasteconnections.com joe.box@wasteconnections.com

Waste Connections, Inc.

CONDENSED Consolidated Statements of NET INCOME (LOSS)

THRee AND SIX months ended JUNE 30, 2020 and 2021

(Unaudited)

(in thousands of U.S. dollars, except share and per share amounts)

		Three months ended June 30,						Six months ended June 30,
		2020			2021			2020			2021

Revenues			$1,305,782			$1,533,931			$2,658,187			$2,929,874
Operating expenses:
Cost of operations			785,710			901,191			1,601,134			1,727,111
Selling, general and administrative			132,158			157,943			268,210			299,365
Depreciation			151,230			169,221			302,051			326,624
Amortization of intangibles			31,771			32,707			63,409			64,899
Impairments and other operating items			437,270			6,081			438,777			6,715
Operating income (loss)			(232,357)			266,788			(15,394)			505,160

Interest expense			(40,936)			(41,328)			(78,926)			(83,753)
Interest income			1,317			744			3,493			1,848
Other income (expense), net			5,772			(1,235)			(3,749)			2,312
Income (loss) before income tax provision			(266,204)			224,969			(94,576)			425,567

Income tax (provision) benefit			38,737			(47,868)			10,003			(88,159)
Net income (loss)			(227,467)			177,101			(84,573)			337,408
Plus (less): Net loss (income) attributable to noncontrolling interests			395			(54)			536			(52)
Net income (loss) attributable to Waste Connections			$(227,072)			$177,047			$(84,037)			$337,356

Earnings (loss) per common share attributable to Waste Connections’ common shareholders:
Basic			$(0.86)			$0.68			$(0.32)			$1.29

Diluted			$(0.86)			$0.68			$(0.32)			$1.29

Shares used in the per share calculations:
Basic			262,994,275			260,951,405			263,390,685			261,791,088
Diluted			262,994,275			261,418,573			263,390,685			262,269,600

Cash dividends per common share			$0.185			$0.205			$0.37			$0.41

Waste Connections, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands of U.S. dollars, except share and per share amounts)

	December 31, 2020	June 30, 2021
ASSETS
Current assets:
Cash and equivalents	$617,294	$727,395
Accounts receivable, net of allowance for credit losses of $19,380 and $19,527 at December 31, 2020 and June 30, 2021, respectively	630,264	649,561
Prepaid expenses and other current assets	160,714	129,487
Total current assets	1,408,272	1,506,443
Restricted cash	97,095	110,367
Restricted investments	57,516	59,825
Property and equipment, net	5,284,506	5,249,904
Operating lease right-of-use assets	170,923	169,523
Goodwill	5,726,650	5,818,749
Intangible assets, net	1,155,079	1,102,516
Other assets, net	92,323	88,880
Total assets	$13,992,364	$14,106,207
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$290,820	$326,085
Book overdraft	17,079	16,902
Deferred revenue	233,596	250,254
Accrued liabilities	404,923	411,333
Current portion of operating lease liabilities	30,671	37,352
Current portion of contingent consideration	43,297	43,359
Current portion of long-term debt and notes payable	8,268	6,997
Total current liabilities	1,028,654	1,092,282

Long-term portion of debt and notes payable	4,708,678	4,762,857
Long-term portion of operating lease liabilities	147,223	139,329
Long-term portion of contingent consideration	28,439	24,670
Deferred income taxes	760,044	772,867
Other long-term liabilities	455,888	445,602
Total liabilities	7,128,926	7,237,607
Commitments and contingencies
Equity:
Common shares: 262,899,174 shares issued and 262,824,990 shares outstanding at December 31, 2020; 260,506,316 shares issued and 260,433,450 shares outstanding at June 30, 2021	4,030,368	3,724,859
Additional paid-in capital	170,555	172,232
Accumulated other comprehensive income (loss)	(651)	78,265
Treasury shares: 74,184 and 72,866 shares at December 31, 2020 and June 30, 2021, respectively	-	-
Retained earnings	2,659,001	2,889,027
Total Waste Connections’ equity	6,859,273	6,864,383
Noncontrolling interest in subsidiaries	4,165	4,217
Total equity	6,863,438	6,868,600
	$13,992,364	$14,106,207

Waste Connections, Inc.

Condensed Consolidated Statements of Cash Flows

SIX months ended JUNE 30, 2020 and 2021

(Unaudited)

(in thousands of U.S. dollars)

	Six months ended June 30,
	2020	2021
Cash flows from operating activities:
Net income (loss)	$(84,573)	$337,408
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Loss on disposal of assets and impairments	420,169	6,229
Depreciation	302,051	326,624
Amortization of intangibles	63,409	64,899
Deferred income taxes, net of acquisitions	(66,821)	3,520
Amortization of debt issuance costs	4,783	2,689
Share-based compensation	24,643	28,724
Interest accretion	8,512	8,199
Payment of contingent consideration recorded in earnings	-	(520)
Adjustments to contingent consideration	16,794	89
Other	1,596	(1,118)
Net change in operating assets and liabilities, net of acquisitions	62,622	71,735
Net cash provided by operating activities	753,185	848,478

Cash flows from investing activities:
Payments for acquisitions, net of cash acquired	(86,325)	(67,493)
Capital expenditures for property and equipment	(268,711)	(271,392)
Capital expenditure for undeveloped landfill property	(16,450)	-
Proceeds from disposal of assets	10,642	7,906
Other	888	(1,815)
Net cash used in investing activities	(359,956)	(332,794)

Cash flows from financing activities:
Proceeds from long-term debt	1,790,625	311,000
Principal payments on notes payable and long-term debt	(1,484,118)	(267,050)
Payment of contingent consideration recorded at acquisition date	(2,251)	(5,595)
Change in book overdraft	(606)	(190)
Payments for repurchase of common shares	(105,654)	(305,640)
Payments for cash dividends	(96,912)	(107,330)
Tax withholdings related to net share settlements of equity-based compensation	(23,291)	(18,510)
Debt issuance costs	(10,957)	-
Proceeds from sale of common shares held in trust	679	131
Net cash provided by (used in) financing activities	67,515	(393,184)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(541)	873
Net increase in cash, cash equivalents and restricted cash	460,203	123,373
Cash, cash equivalents and restricted cash at beginning of period	423,221	714,389
Cash, cash equivalents and restricted cash at end of period	$883,424	$837,762

ADDITIONAL STATISTICS

(in thousands of U.S. dollars, except where noted)

Solid Waste Internal Growth:  The following table reflects a breakdown of the components of our solid waste internal growth for the three and six month periods ended June 30, 2021:

	Three months ended June 30, 2021	Six months ended June 30, 2021
Core Price	4.7%	4.6%
Surcharges	0.2%	0.0%
Volume	6.5%	1.6%
Recycling	1.5%	1.2%
Foreign Exchange Impact	1.5%	1.1%
Total	14.4%	8.5%

Revenue Breakdown: The following table reflects a breakdown of our revenue for the three month periods ended June 30, 2020 and 2021:

	Three months ended June 30, 2020
	Revenue	Inter-company Elimination	Reported Revenue	%
Solid Waste Collection	$948,072	$(3,432)	$944,640	72.4%
Solid Waste Disposal and Transfer	469,704	(191,301)	278,403	21.3%
Solid Waste Recycling	20,217	(660)	19,557	1.5%
E&P Waste Treatment, Recovery and Disposal	40,152	(4,644)	35,508	2.7%
Intermodal and Other	27,811	(137)	27,674	2.1%
Total	$1,505,956	$(200,174)	$1,305,782	100.0%

	Three months ended June 30, 2021
	Revenue	Inter-company Elimination	Reported Revenue	%
Solid Waste Collection	$1,098,319	$(3,232)	$1,095,087	71.4%
Solid Waste Disposal and Transfer	544,257	(215,481)	328,776	21.4%
Solid Waste Recycling	41,539	(1,113)	40,426	2.7%
E&P Waste Treatment, Recovery and Disposal	34,607	(3,454)	31,153	2.0%
Intermodal and Other	38,590	(101)	38,489	2.5%
Total	$1,757,312	$(223,381)	$1,533,931	100.0%

Contribution from Acquisitions: The following table reflects revenues from acquisitions, net of divestitures, for the three and six month periods ended June 30, 2020 and 2021:

	Three months ended June 30,		Six months ended June 30,
	2020	2021	2020	2021
Acquisitions, net	$40,727	$44,125	$100,296	$84,666

ADDITIONAL STATISTICS (continued)

(in thousands of U.S. dollars, except where noted)

Other Cash Flow Items: The following table reflects cash interest and cash taxes for the three and six month periods ended June 30, 2020 and 2021:

	Three months ended June 30,		Six months ended June 30,
	2020	2021	2020	2021
Cash Interest Paid	$45,782	$56,516	$62,828	$81,962
Cash Taxes Paid	8,440	32,072	13,050	60,693

Debt to Book Capitalization as of June 30, 2021: 41%

Internalization for the three months ended June 30, 2021: 56%

Days Sales Outstanding for the three months ended June 30, 2021: 39 (24 net of deferred revenue)

Share Information for the three months ended June 30, 2021:

Basic shares outstanding	260,951,405
Dilutive effect of equity-based awards	467,168
Diluted shares outstanding	261,418,573

NON-GAAP RECONCILIATION SCHEDULE

(in thousands of U.S. dollars, except where noted)

Reconciliation of Adjusted EBITDA:

Adjusted EBITDA, a non-GAAP financial measure, is provided supplementally because it is widely used by investors as a performance and valuation measure in the solid waste industry.  Management uses adjusted EBITDA as one of the principal measures to evaluate and monitor the ongoing financial performance of Waste Connections’ operations.  Waste Connections defines adjusted EBITDA as net income (loss) attributable to Waste Connections, plus or minus net income (loss) attributable to noncontrolling interests, plus or minus income tax provision (benefit), plus interest expense, less interest income, plus depreciation and amortization expense, plus closure and post-closure accretion expense, plus or minus any loss or gain on impairments and other operating items, plus other expense, less other income.  Waste Connections further adjusts this calculation to exclude the effects of other items management believes impact the ability to assess the operating performance of its business.  This measure is not a substitute for, and should be used in conjunction with, GAAP financial measures.  Other companies may calculate adjusted EBITDA differently.

	Three months ended June 30,		Six months ended June 30,
	2020	2021	2020	2021
Net income (loss) attributable to Waste Connections	$(227,072)	$177,047	$(84,037)	$337,356
Plus/(less): Net income (loss) attributable to noncontrolling interests	(395)	54	(536)	52
Plus/(less): Income tax provision (benefit)	(38,737)	47,868	(10,003)	88,159
Plus: Interest expense	40,936	41,328	78,926	83,753
Less: Interest income	(1,317)	(744)	(3,493)	(1,848)
Plus: Depreciation and amortization	183,001	201,928	365,460	391,523
Plus: Closure and post-closure accretion	3,709	3,666	7,617	7,375
Plus: Impairments and other operating items	437,270	6,081	438,777	6,715
Plus/(Less): Other expense (income), net	(5,772)	1,235	3,749	(2,312)
Adjustments:
Plus: Transaction-related expenses(a)	1,016	57	2,162	583
Plus: Fair value changes to equity awards(b)	1,683	6,385	4,223	6,723
Adjusted EBITDA	$394,322	$484,905	$802,845	$918,079

As % of revenues	30.2%	31.6%	30.2%	31.3%

____________________________

(a)	Reflects the addback of acquisition-related transaction costs.
(b)	Reflects fair value accounting changes associated with certain equity awards.

NON-GAAP RECONCILIATION SCHEDULE (continued)

(in thousands of U.S. dollars, except where noted)

Reconciliation of Adjusted Free Cash Flow:

Adjusted free cash flow, a non-GAAP financial measure, is provided supplementally because it is widely used by investors as a valuation and liquidity measure in the solid waste industry.  Management uses adjusted free cash flow as one of the principal measures to evaluate and monitor the ongoing financial performance of Waste Connections’ operations.  Waste Connections defines adjusted free cash flow as net cash provided by operating activities, plus or minus change in book overdraft, plus proceeds from disposal of assets, less capital expenditures for property and equipment and distributions to noncontrolling interests.  Waste Connections further adjusts this calculation to exclude the effects of items management believes impact the ability to assess the operating performance of its business.  This measure is not a substitute for, and should be used in conjunction with, GAAP liquidity or financial measures.  Other companies may calculate adjusted free cash flow differently.

	Three months ended June 30,		Six months ended June 30,
	2020	2021	2020	2021
Net cash provided by operating activities	$383,599	$448,081	$753,185	$848,478
Plus/(Less): Change in book overdraft	3,243	16,659	(606)	(190)
Plus: Proceeds from disposal of assets	7,143	5,826	10,642	7,906
Less: Capital expenditures for property and equipment	(130,930)	(174,599)	(268,711)	(271,392)
Adjustments:
Payment of contingent consideration recorded in earnings(a)	-	-	-	520
Cash received for divestitures(b)	(4,974)	-	(4,974)	-
Transaction-related expenses(c)	1,016	57	2,162	583
Pre-existing Progressive Waste share-based grants(d)	-	47	6,440	144
Tax effect(e)	(251)	(26)	(3,569)	(214)
Adjusted free cash flow	$258,846	$296,045	$494,569	$585,835

As % of revenues	19.8%	19.3%	18.6%	20.0%

___________________________

(a)	Reflects the addback of acquisition-related payments for contingent consideration that were recorded as expenses in earnings and as a component of cash flows from operating activities as the amounts paid exceeded the fair value of the contingent consideration recorded at the acquisition date.
(b)	Reflects the elimination of cash received in conjunction with the divestiture of certain operations.
(c)	Reflects the addback of acquisition-related transaction costs.
(d)	Reflects the cash settlement of pre-existing Progressive Waste share-based awards during the period.
(e)	The aggregate tax effect of footnotes (a) through (d) is calculated based on the applied tax rates for the respective periods.

NON-GAAP RECONCILIATION SCHEDULE (continued)

(in thousands of U.S. dollars, except per share amounts)

Reconciliation of Adjusted Net Income attributable to Waste Connections and Adjusted Net Income per Diluted Share attributable to Waste Connections:

Adjusted net income attributable to Waste Connections and adjusted net income per diluted share attributable to Waste Connections, both non-GAAP financial measures, are provided supplementally because they are widely used by investors as a valuation measure in the solid waste industry.  Management uses adjusted net income attributable to Waste Connections and adjusted net income per diluted share attributable to Waste Connections as one of the principal measures to evaluate and monitor the ongoing financial performance of Waste Connections’ operations.  Waste Connections provides adjusted net income attributable to Waste Connections to exclude the effects of items management believes impact the comparability of operating results between periods.  Adjusted net income attributable to Waste Connections has limitations due to the fact that it excludes items that have an impact on the Company’s financial condition and results of operations.  Adjusted net income attributable to Waste Connections and adjusted net income per diluted share attributable to Waste Connections are not a substitute for, and should be used in conjunction with, GAAP financial measures.  Other companies may calculate these non-GAAP financial measures differently.

	Three months ended June 30,		Six months ended June 30,
	2020	2021	2020	2021
Reported net income (loss) attributable to Waste Connections	$(227,072)	$177,047	$(84,037)	$337,356
Adjustments:
Amortization of intangibles(a)	31,771	32,707	63,409	64,899
Impairments and other operating items(b)	437,270	6,081	438,777	6,715
Transaction-related expenses(c)	1,016	57	2,162	583
Fair value changes to equity awards(d)	1,683	6,385	4,223	6,723
Tax effect(e)	(118,220)	(11,393)	(127,523)	(19,935)
Tax items(f)	31,508	-	31,508	-
Adjusted net income attributable to Waste Connections	$157,956	$210,884	$328,519	$396,341
Diluted earnings (loss) per common share attributable to Waste Connections’ common shareholders:
Reported net income (loss)	$(0.86)	$0.68	$(0.32)	$1.29
Adjusted net income	$0.60	$0.81	$1.25	$1.51

Shares used in the per share calculations:
Reported diluted shares	262,994,275	261,418,573	263,390,685	262,269,600
Adjusted diluted shares(g)	263,317,054	261,418,573	263,833,471	262,269,600

____________________________

(a)	Reflects the elimination of the non-cash amortization of acquisition-related intangible assets.
(b)	Reflects the addback of impairments and other operating items.
(c)	Reflects the addback of acquisition-related transaction costs.
(d)	Reflects fair value accounting changes associated with certain equity awards.
(e)	The aggregate tax effect of the adjustments in footnotes (a) through (d) is calculated based on the applied tax rates for the respective periods.
(f)	Reflects the impact of a portion of the Company’s 2019 inter-entity payments no longer being deductible for tax purposes due to the finalization of tax regulations on April 7, 2020 under Internal Revenue Code section 267A and an increase in deferred tax liabilities resulting from the E&P impairment.
(g)	Reflects reported diluted shares adjusted for shares that were excluded from the reported diluted shares calculation due to our reporting a net loss during the three and six months ended June 30, 2020.

UPDATED 2021 OUTLOOK

NON-GAAP RECONCILIATION SCHEDULE

(in thousands of U.S. dollars, except where noted)

Reconciliation of Adjusted EBITDA:

	Updated 2021 Outlook
	Estimates	Observation
Net income attributable to Waste Connections	$690,000
Plus: Income tax provision (a)	184,294	Approximate 21.0% effective rate
Plus: Interest expense, net	162,000
Plus: Depreciation and Depletion	680,000	Approximately 11.4% of revenue
Plus: Amortization	132,000
Plus: Closure and post-closure accretion	15,000
Plus: Impairments and other operating items (b)	6,712
Plus: Other income, net (b)	(2,312)
Adjustments: (b)
Plus: Transaction-related expenses	583
Plus: Fair value changes to equity awards	6,723
Adjusted EBITDA	$1,875,000	Approximately 31.4% of revenue

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(a)	Approximately 21% full year effective tax rate, including amounts reported for the six month period ended June 30, 2021.
(b)	Reflects amounts reported for the six month period ended June 30, 2021, as shown on page 9.

Reconciliation of Adjusted Free Cash Flow:

Updated 2021 Outlook
Net cash provided by operating activities	$1,666,061
Plus: Proceeds from disposal of assets (a)	7,906
Less: Capital expenditures for property and equipment	(675,000)
Adjustments: (a)
Payment of contingent consideration recorded in earnings	520
Transaction-related expenses	583
Pre-existing Progressive Waste share-based grants	144
Tax effect	(214)
Adjusted free cash flow	$1,000,000

As % of revenues	16.7%

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(a)Reflects amounts reported for the six month period ended June 30, 2021, as shown on page 10.